Consent of Independent Registered Public Accounting Firm
Permitting Biopack Environmental Soultions Inc. to Use and Attach our Audit
Report(s) in any filings required by the SEC

We hereby consent to your disclosure of our audit report dated January 20, 2007 on the financial statements of Roots Biopack Group Limited as of and for the years ended December 31, 2005 and 2006, in the registration document of Biopack Environmental Solutions Inc. on Form 8-K.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as “Experts” under the “Experts” caption, which, insofar as applicable to our firm means accounting experts.

HONG KONG
February 28, 2007

/s/ Dominic K. F. Chan & Co
Dominic K. F. Chan & Co
Certified Public Accountants